Exhibit (i)(3)
CONSENT OF CLIFFORD CHANCE US LLP
We hereby consent to the reference to our firm under the caption “Fund Counsel” in the Statement of Additional Information comprising a part of Post-Effective Amendment No. 11 to the Form N-1A Registration Statement of Morgan Stanley International Value Equity Fund, File No. 333-53546. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
/s/ Clifford Chance US LLP
New York, New York
December 22, 2008